UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Community Bancorp /VT
(Name of Registrant as Specified In Its Charter)

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COMMUNITY BANCORP.

4811 U.S. Route 5

Newport, Vermont 05855

April 7, 2021

Dear Fellow Shareholders:

Please join us for the Annual Meeting of the Shareholders of Community Bancorp., which will be held virtually through our online platform at www.meetingcenter.io/245408164 (password: CMTV2021), on Tuesday, May 18, 2021 at 2:00 p.m. Eastern Time.

Since the public health emergency has not yet been fully resolved and related restrictions have not yet been completely lifted, the Board of Directors approved holding the annual meeting this year in virtual only format. There will be no physical meeting convened.

Accompanying this letter for your review are our proxy materials for the meeting and our Annual Report for 2020.

At the meeting, you will be asked to vote on the following items:

• Election of five directors to a three year term expiring in 2024; and

• Ratification of BerryDunn as the Company’s external auditors for 2021

Your participation in the voting is important. Please be sure to vote your proxy promptly so that your shares will be represented and can be voted at the meeting whether or not you attend online. You may vote your shares via the internet, by telephone (toll free), or by requesting a proxy card and returning it by mail. You may withdraw your proxy and vote during the virtual meeting if you choose to do so.

If you hold your shares through a broker, please note that under current brokerage industry rules you must furnish voting instructions to your broker in order for your shares to be voted in the election of directors (Proposal 1).

Thank you for your continued support of Community Bancorp. I look forward to having you attend the meeting online this year.

Sincerely,

Kathryn M. Austin

President & CEO

COMMUNITY BANCORP.

4811 U.S. Route 5

Newport, Vermont 05855

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2021

The annual meeting of shareholders of Community Bancorp. will be held as a virtual meeting online at www.meetingcenter.io/245408164 (password: CMTV2021), on Tuesday, May 18, 2021, at 2:00 p.m. Eastern Time, for the following purposes:

1.	To elect five directors to the class whose term will expire at the 2024 annual meeting of shareholders;

2.	To ratify the selection of the independent registered public accounting firm of BerryDunn as the Company’s external auditor for the fiscal year ending December 31, 2021; and

3.	To transact such other business as may properly be brought before the meeting.

The close of business on March 24, 2021, has been fixed as the record date for determining holders of the Company’s common stock entitled to notice of, and to vote at, the annual meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL SHAREHOLDERS MEETING

This proxy statement, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2020 are available on the internet and may be accessed at http://www.investorvote.com/CMTV.

By Order of the Board of Directors,

Louise Bonvechio

Corporate Secretary

Derby, Vermont

April 7, 2021

PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE CARD TO VOTE YOUR SHARES VIA THE INTERNET, BY TELEPHONE (TOLL FREE), OR BY MAIL, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES DURING THE VIRTUAL MEETING. IT IS IMPORTANT THAT YOU ENSURE THAT YOUR SHARES ARE VOTED BY SUBMITTING YOUR COMPLETED PROXY PROMPTLY.

PROXY STATEMENT INDEX

COMMUNITY BANCORP.

4811 U.S. Route 5

Newport, Vermont 05855

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2021

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the “Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders and at any postponements or adjournments of that meeting. The annual meeting will be held as a virtual meeting on Tuesday, May 18, 2021, at 2:00 p.m. Eastern Time via our online platform at www.meetingcenter.io/245408164 (password: CMTV2021). This proxy statement and related proxy card are first being made available to our shareholders on or about April 7, 2021.

HOW TO ATTEND THE VIRTUAL MEETING ON THE INTERNET

Q:	How can I attend the virtual annual meeting?

A:	The annual meeting will be a completely virtual meeting of shareholders, conducted exclusively by webcast. You are entitled to participate in the annual meeting only if you were a shareholder of the Company as of the close of business on the record date (March 24, 2021), or if you hold a valid proxy for the annual meeting from a shareholder of record. No physical meeting will be held. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/245408164. You also will be able to vote your shares online during the annual meeting.

To participate in the annual meeting as a shareholder of record, you will need to have your control number available, which appears in the shaded bar on the Shareholder Meeting Notice mailed to you previously.  You will also need the password for the meeting, which is CMTV2021.

If you have misplaced your Shareholder Meeting Notice and do not know your control number, please contact Computershare at 800-368-5948 or www.computershare.com/investor for further instructions on accessing the virtual meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

If you are a participant in the Company stock fund under the Company’s Retirement Savings 401(K) Plan (the “401(K) Plan”),  you may attend the meeting by accessing the webpage address and using the password shown above.  You do not need a control number to access the virtual annual meeting as a guest.

The online meeting will begin promptly at 2:00 p.m., Eastern Time on Tuesday, May 18, 2021. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Q:	Must I register in advance with the transfer agent to attend the annual meeting virtually on the Internet?

A:	If you are a shareholder of record (that is, you hold your shares in your own name through our transfer agent, Computershare), you do not need to pre-register to attend the annual meeting virtually on the Internet. Please follow the instructions immediately above or on the Shareholder Meeting Notice mailed to you previously.

If you hold your shares through an intermediary (nominee holder), such as a bank or broker, you must register in advance to attend the annual meeting virtually on the Internet. To register to attend the annual meeting online by webcast you must obtain a written proxy appointment from your nominee holder reflecting your Community Bancorp. shareholdings along with your name and email address, and submit it to Computershare. Requests for registration must include Community Bancorp’s name, be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 14, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.  Please include “Community Bancorp. ---Legal Proxy” in the Subject line of your email.

By mail

Computershare
COMPANY Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Q:	Why are you holding a virtual meeting instead of a physical meeting?

A:	Due to the COVID-19 pandemic and the continuing social distancing requirements and restrictions on the size of public gatherings, we are prevented from holding an in-person meeting as we had traditionally done before 2020. The virtual meeting format permits us to the hold the meeting consistent with public health mandates. We also believe that hosting a virtual meeting will enable more of our shareholders to attend, and to attend in a safe manner, since participation in the meeting is possible from any location with Internet access.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who is entitled to vote at the annual meeting?

Only holders of record of the Company’s common stock, $2.50 par value per share, on the record date for the meeting are entitled to vote at the meeting. The record date for the meeting is the close of business on March 24, 2021.

There are 15 shares of the Company’s Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) outstanding as of the date of this proxy statement. The holders of those shares are not entitled to vote on any matter to be presented for vote of the shareholders at the annual meeting.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (March 24, 2021), there were 5,316,160 shares of our common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

How many votes do I have?

Each issued and outstanding share of the Company’s common stock that you hold of record or through a broker or other nominee is entitled to one vote on each matter presented for vote at the meeting.

Why did I receive a Notice of Meeting card, including a notice that the proxy materials are available on the internet instead of receiving a paper copy of the proxy materials?

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Shareholders’ Meeting. We have mailed a Shareholder Meeting Notice which includes a notice of availability of the proxy materials on the internet, rather than mailing a full paper set of the proxy materials, to our shareholders, other than participants in the Company stock fund under our Retirement Savings 401(k) Plan. The Notice includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or receive a link to them by email. This distribution process reduces our costs to print and distribute the proxy materials and reduces paper waste.

How can I request a paper copy of the proxy materials or receive a copy by email?

Upon request, we will without charge mail a paper copy of the proxy materials and the 2020 Annual Report to Shareholders, or provide an emailed link, to any shareholder to whom we mailed a Shareholder Meeting Notice. Requests should be submitted by telephone (call toll free 1-866-641-4276); by email (investorvote@computershare.com); or via the internet (http://www.investorvote.com/CMTV). If you send your request by email, please include “Proxy Materials - Community Bancorp.” in the subject line and include your full name and address, and the control number located in the shaded bar on the front of the Shareholder Meeting Notice card mailed to you previously, and state that you are requesting a paper copy of the meeting materials. To facilitate timely delivery before the meeting, a request for a paper copy should be made no later than May 7, 2021.

How can I access the proxy materials over the internet?

You can access the proxy materials, including our 2020 Annual Report to Shareholders, by going to the following website: https://www.envisionreports.com/CMTV. In accordance with the rules of the SEC, the software used for the website does not identify visitors accessing the proxy materials.

How do I vote?

If you are a shareholder of record and you wish to vote by proxy, you have three ways to vote your shares: (1) via the internet, by following the instructions at http://www.investorvote.com/CMTV; (2) by using a touchtone telephone and calling 1-800-652-VOTE (8683) (toll free in the United States); or (3) if you received a proxy card in the mail, by completing it and returning it by mail in the return envelope provided. To vote by proxy online or by telephone, you will need the control number included on the Shareholder Meeting Notice card previously mailed to you. If you are a shareholder of record and you do not wish to vote by proxy, you may also vote your shares directly via the internet at the virtual shareholder meeting. You are a shareholder of record with respect to shares of Company common stock that you own in your own name on the stock records maintained by our transfer agent, Computershare Investor Services LLC (“Computershare”).

How do I vote if my shares are held in the name of a nominee holder, such as a broker or bank?

If you hold your shares through a nominee holder such as a broker or bank, your nominee should have given you instructions for how you can direct the voting of your shares. It will then be the responsibility of your nominee to vote your shares for you in the manner you direct. As explained below, unless you provide instructions, your broker will not have authority to vote your shares on Proposal 1 (Election of Directors). Alternatively, you may obtain a legal proxy from your nominee holder which will permit you to vote the shares.  Please contact your broker or other nominee for instructions.

What are “broker non-votes”?

Under the rules of various national and regional securities exchanges, brokers may generally vote shares they hold for their customers in “street name” on routine matters (as defined under brokerage industry rules), even without specific instructions from the beneficial owner, but cannot vote on non-routine matters unless they have received voting instructions. If there is a non-routine matter presented to shareholders at a meeting (such as election of directors) and your broker does not receive instructions from you on how to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote your shares on the matter, while voting your shares on other (i.e., routine) matters. The “missing” votes on non-routine matters are generally referred to as “broker non-votes” and may affect the outcome of the voting on certain matters.

Are the Proposals to be voted on at the annual meeting considered routine or non-routine for broker voting?

PROPOSAL 1 – ELECTION OF DIRECTORS (whether or not contested): non-routine, therefore voting instructions are required for broker voting.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS: routine, therefore voting instructions are not required for broker voting.

It is important that you provide instructions to your broker promptly as to how you want your shares voted at the 2021 annual meeting on Proposal 1. We urge you to follow carefully the instructions your broker gives you concerning its voting procedures in order to ensure that your shares will be voted at the meeting.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If you are a participant in the Company stock fund under the Company’s 401(k) Plan, you will receive a paper copy of this proxy statement, the 2020 Annual Report and a voting instruction card to instruct the trustees of the Plan on how to vote the prorated number of shares in which you own an interest indirectly through the Plan. You may provide the instructions by completing the card and mailing it to Computershare, our agent for tabulating the votes of Plan participants, or, as explained in the card, you may provide your voting instructions by telephone (toll free) or via the internet. Your voting instructions are confidential. Computershare will tabulate the votes of Plan participants and the Plan Trustees will then submit a single proxy card to the Company reflecting the aggregate voting instructions of all Plan participants. The Plan Trustees and the Company are not informed about how individual participants voted on any item.

In order to ensure that your vote will be included in the vote totals transmitted to the Plan Trustees, your voting instructions must be received by Computershare no later than the opening of business on May 14, 2021 if voting by mail, internet or telephone. You will not have the ability to vote your shares directly.

What does it mean if I received more than one Shareholder Meeting Notice?

If you received more than one Shareholder Meeting Notice, your shares are registered in different names (for example, “John Smith” and “J. Smith”) or are in more than one account. To ensure that all your shares are voted, you must submit a proxy with respect to each of your separate shareholder accounts. For instructions on how to register all your accounts in the same name and address, you should contact the Assistant Corporate Secretary at 802-334-7915 or our transfer agent, Computershare, at the contact location shown on the last page of this proxy statement.

Can I change my vote after submitting my proxy card or voting via the internet or by telephone?

Yes. If shares are registered in your name and you submit a proxy prior to the meeting by mail, the internet or by telephone and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

•	Giving written notice of revocation to Melissa Tinker, Assistant Corporate Secretary, Community Bancorp., 4811 US Route 5, Newport, Vermont 05855; or
•	Voting via the internet during the virtual meeting after giving written notice of revocation of your proxy to the Assistant Corporate Secretary.

If you need to revoke an earlier proxy or if you have any questions about proxy voting procedures, please call the Assistant Corporate Secretary at 802-334-7915.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company’s 401(k) Plan and you wish to change your vote, you should contact Computershare for instructions. Contact information for Computershare is shown on the last page of this proxy statement.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to that matter. A majority (more than 50%) of the outstanding shares of the Company’s common stock, present at the virtual meeting or represented by proxy and entitled to vote, will constitute a quorum to convene the annual meeting and to take action as to each matter to be acted upon at the meeting. Shares represented by proxies (whether voted via the internet, by telephone, or by mail) and voted on either of the two proposals (including those marked “WITHHOLD” on Proposal 1 or “ABSTAIN” on Proposal 2) will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum to convene the meeting and to vote on the particular proposal. Broker non-votes on Proposal 1, which is considered a non-routine matter for purposes of broker voting authority, will not be considered as shares present and entitled to vote in determining whether a quorum is present to take action on Proposal 1. Broker proxies will be considered as shares present and entitled to vote in determining whether a quorum is present to convene the meeting and to take action on Proposal 2, which is considered a routine matter for purposes of broker voting authority.

How many votes are required for the election of directors (Proposal 1)?

Under our Amended and Restated Articles of Incorporation and bylaws, in order to be elected under Proposal 1 (Election of Directors) a nominee for director must receive the affirmative vote of the holders of at least a majority of the shares present at the virtual meeting or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked “WITHHOLD” on Proposal 1, with respect to one or more individual nominees or the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

How many votes are required to ratify the selection of BerryDunn as the Company’s independent auditor for 2021 (Proposal 2)?

Approval of BerryDunn as the Company’s independent auditor for 2021 will require that more votes are cast “FOR” than are cast “AGAINST” the proposal. Votes to “ABSTAIN” on Proposal 2 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 2.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, our management and directors do not know of any matter that may be put to a vote at the meeting other than Proposals 1 and 2. If any such matter does arise and is not ruled out-of-order by the Chair, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Under Vermont law, approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, would not be treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

What is the Board of Directors’ recommendation on how I should vote my shares?

The Board recommends that you vote FOR Proposals 1 and 2.

How will my shares be voted if I do not specify on my signed proxy card how they should be voted?

If you request a paper copy of the proxy materials and you sign and return the proxy card by mail but do not indicate how you want your shares to be voted, the persons appointed as proxies by the Board of Directors will vote your shares FOR approval of Proposals 1 and 2, and in accordance with the recommendations of management on any other matter presented for vote at the meeting.

When will the vote results be announced?

The Company will appoint inspectors of election to count the votes on all proposals and any other matter voted on at the annual meeting, and the vote results will be announced at the meeting. The vote results will also be disclosed in a report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

How are proxies being solicited and who pays the expenses?

Proxies are being solicited via the internet and by mail. They may also be solicited by the Company’s directors and officers and by the directors, officers and employees of the Company’s wholly-owned subsidiary, Community National Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

May shareholders submit nominations for election as directors or for consideration of other matters?

Our bylaws include a process shareholders must follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to this year’s annual meeting, was January 19, 2021. For next year’s annual meeting, which is expected to be held on May 17, 2022, the deadline under the bylaws for shareholder proposals and nominations is no earlier than November 15, 2021 and no later than January 18, 2022. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” This process applies whether or not a shareholder wishes to include the proposal in the Company’s proxy materials for the meeting. However, if a shareholder does wish to include the proposal in the Company’s proxy materials for the annual meeting, as explained immediately below the deadline for submission of the proposal to the Company will be earlier than the deadline specified under the Company’s bylaws and certain additional requirements apply.

In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee.”

What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2022 annual meeting proxy statement?

The SEC’s rules provide a process (separate from the process in our bylaws discussed above) for shareholders to submit proposals for possible inclusion in the Company’s proxy materials. The deadline under SEC rules for submitting a proposal you wish to include in the Company’s 2022 annual meeting proxy statement is earlier than the general deadline under the bylaws for providing notice and furnishing specified information to the Company. The deadline under SEC rules for submitting a proposal for inclusion in the Company’s proxy materials for the 2022 annual meeting is no later than December 8, 2021. Proposals may be excluded or included from the Company’s proxy materials based on applicable rules relating to eligibility, timeliness and subject matter. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Inclusion of Shareholder Proposals in Company Proxy Materials.” This process is separate from, and in addition to, the notice process and information requirements referred to above that is contained in our bylaws.

SHARE OWNERSHIP INFORMATION

The following table shows (i) the amount of our common stock beneficially owned by all persons known to us who own beneficially more than 5% of our outstanding common stock, and (ii) the amount of our common stock beneficially owned by all of our incumbent directors, nominees and executive officers, individually and as a group, as of March 24, 2021, the record date for the meeting. None of our directors or executive officers owns any shares of the Company’s Series A preferred stock. Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the common shares listed.

5% Shareholders
Anita G. Zucker (1)
c/o The Inter Tech Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405	300,000	5.64%

	Number of Shares Beneficially
	Owned and Percent of Class
	Number of	Percent of
	Shares	Class
Directors and Nominees
Thomas E. Adams (2)	27,734	0.52%
Kathryn M. Austin (3)	60,388	1.14%
Bruce L. Baker	76	0.00%
David M. Bouffard	1,223	0.02%
Aminta K. Conant (4)	2,432	0.05%
Jacques R. Couture (5)	29,324	0.55%
David P. Laforce (6)	400	0.01%
Rosemary M. Lalime (7)	63,082	1.19%
Stephen P. Marsh (8)	119,455	2.25%
Emma L. Marvin	389	0.01%
Dorothy R. Mitchell	6,812	0.13%
Jeffrey L. Moore (9)	3,186	0.06%
Fredric Oeschger	110,371	2.08%
James G. Wheeler, Jr.	1,769	0.03%

Non-Director/Nominee Executive Officer
Louise M. Bonvechio (10)	7,272	0.14%

All Directors, Nominees & Executive Officers
as a Group (15 in number) (11)	433,912	8.16%

______________________

(1) Ms. Zucker's shares owned are as of September 14, 2020, the date of the most recent available information, and the percentage calculation is based on shares outstanding on March 24, 2021.

(2) Includes 11,545 shares held in an IRA for Mr. Adams’ benefit.

(3) Includes 10,975 shares as to which voting and investment power is shared and 46,662 shares held indirectly, through participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan (the “401(k) Plan”).

(4) Includes 250 shares held in a family trust as to which voting and investment power is shared.

(5) Includes (i) 17,065 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 3,536 shares held in an IRA for Mr. Couture’s benefit; and (iii) 3,547 shares held in an IRA for the benefit of Mr. Couture’s wife.

(6) Includes 400 shares held by Mr. Laforce jointly with his wife, as to which voting and investment power is shared.

(7) Includes 10,326 shares as to which voting power is shared.

(8) Includes (i) 28,556 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 89,997 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the 401(k) Plan. Of the shares listed, 28,556 are pledged as collateral for a loan with a nonaffiliated bank.

(9) Includes 2,626 shares to which voting and investment power is shared with his partner.

(10) All such shares are held indirectly through participation in the Community Bancorp. stock fund under the 401(k) Plan.

(11) Includes 70,198 shares as to which voting and investment power is shared and 143,931 shares held indirectly, through participation in the Community Bancorp. stock fund under the 401(k) Plan.

In addition, as of March 24, 2021, 544,872 shares (10.25%) of the Company’s issued and outstanding common stock were held in fiduciary or custodial capacity by the Company’s affiliated trust and investment management company, Community Financial Services Group, LLC (“CFSG”) for various beneficial owners, including 519,846 shares, or 9.78%, held on behalf of the 401(k) Plan Trustees and participants. Participants in the Company stock fund under the 401(k) Plan, including the Company’s two executive officers, have the right to vote their proportionate share of the stock held in the fund. The 401(k) Plan Trustees do not generally vote shares of the Company’s common stock unless instructions are received from the participants. Similarly, CFSG does not vote shares of the Company’s common stock held in fiduciary capacity unless voting instructions are received from the beneficial owner.

Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company’s outstanding common stock, its only class of voting securities. The Company has no other authorized class of voting securities. The Company has outstanding 15 shares of Series A preferred stock, which are nonvoting except in very limited circumstances affecting the rights of the holders of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, (the “Exchange Act”) requires the Company’s executive officers and directors to file electronically with the SEC reports of their ownership of the Company’s equity securities and changes in such ownership. The Company has reviewed the Section 16 reports filed electronically by the directors and executive officers, or written representations from them that no reports were required to be filed for 2020. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its executive officers and directors for 2020 were timely complied with.

Securities Hedging

The Company has not adopted any policies or practice guidelines expressly prohibiting directors, officers and other employees, or any of their designees, from purchasing derivatives or other financial instruments, or otherwise engaging in financial transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock held directly or indirectly by such individual. However, the Company has adopted an insider trading policy that provides that insiders (directors, officers and employees in possession of material non public information about the Company) should avoid speculative transactions in the Company’s common stock, such as short sales (the sale of borrowed shares on the expectation of a decline in the market price). As of the date of this proxy statement, management of the Company is not aware of any hedging activities by Company insiders involving the Company’s common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Association and our bylaws provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of fourteen members and the Board has voted to fix the number of directors at fourteen for the ensuing year. The incumbent directors, whose terms expire at the 2021 annual meeting are Kathryn M. Austin, Bruce L. Baker, David M. Bouffard, Aminta K. Conant and Rosemary M. Lalime. Each has been nominated to stand for election to the class whose term will expire at the 2024 annual meeting (Proposal 1). Director Bruce Baker was appointed to the Company’s Board effective on January 1, 2021 and is standing for election by the shareholders for the first time.

Unless authority is withheld, proxies we solicit will be voted in favor of the five nominees to hold a three year term of office or until their respective successors are elected and qualify. If for any reason not now known to the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than fourteen, as the directors in their discretion may deem advisable.

The table below contains certain information concerning each of the five nominees and each incumbent director whose term of office will continue following the annual meeting. Additional biographical and background information about each of them follows the table, under the caption “Incumbent Director and Nominee Qualifications.”

Name and Age	Principal Occupation	Director of Commnity Bancorp. Since (1)

Nominees (if elected) to serve until 2024 annual meeting:

Kathryn M. Austin, 64	President, Chief Executive Officer and Director,	2013
	Community Bancorp. and Community National Bank
	Derby, VT

Bruce L. Baker, 57	Founding Member and Principal,	2021 (2)
	Clarke Demas & Baker PLLC
	Burlington, VT
	(law firm)
David M. Bouffard, 64	Former Co- Owner,	2014
	Derby Village Store
	Derby, VT

Aminta K. Conant, 68	Part Owner and Special Projects Manager	2006
	Caledonia Spirits, Inc./Barr Hill
	Montpelier, VT
	(distillery)

Rosemary M. Lalime, 75	Owner and Partner,	1985
	RE/Max All Seasons Realty
	Newport, VT (real estate brokerage)

Incumbent directors serving until 2023 annual meeting:

Thomas E. Adams, 74	Owner,	1986
	NPC Realty Co., Inc.
	Holland, VT
	(real estate investment)

Jacques R. Couture, 71	Owner,	1992
	Dairy Farm/Maple Products
	Westfield, VT

Emma L. Marvin, 41	Co-Owner,	2020
	Butternut Mountain Farm
	Morrisville, VT (maple production)

Dorothy R. Mitchell, 76	Board Chair,	2006
	Vermont Student Assistance Corporation
	Winooski, VT

James G. Wheeler Jr., 73	Attorney and Principal,	2011
	Downs Rachlin Martin PLLC
	St. Johnsbury, VT
	(law firm)

Incumbent Directors serving until 2022 annual meeting:

David P. Laforce, 48	President and Owner,	2018
	Built By Newport
	Newport, VT (wood furniture and component manufacturing company)

Jeffrey L. Moore, 60	President and Owner,	2019
	Quest Industries, Inc.
	St. Johnsbury, VT (freight logistics company)

Stephen P. Marsh, 73	Board Chair,	1998
	Community Bancorp. and Community National Bank Derby, VT

Fredric Oeschger, 74	President and Principal,	2009
	Fred’s Energy, Inc. and D&C Transportation, Inc.
	Derby, VT
	(plumbing and heating contractor and fuel oil, propane and petroleum distributor)

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(1)	Each person named in the table is also a director of Community National Bank.
(2)	Appointed to the Boards of Directors of the Company and Community National Bank effective January 1, 2021.

Incumbent Director and Nominee Qualifications

As a community banking organization operating in a heavily regulated industry, we rely on our Board of Directors for knowledge of our local markets, business acumen and strategic vision. Each incumbent director and nominee lives or works (unless retired) in the markets we serve, and brings a unique background, perspective and set of skills to our Board. This provides our Board as a whole with a thorough understanding of our local markets, and significant competence and experience in a wide variety of areas, including corporate governance, real estate, insurance, building trades, real estate development, agriculture, energy and commodities, the law and business management. In addition, many of our directors are long-serving members of our Company and Bank Boards, whose past contributions and industry knowledge, judgment and leadership capabilities have benefited our Company over the years and through multiple economic cycles.

The information below summarizes each incumbent director’s or nominees specific experience, qualifications, attributes and skills that led our directors to conclude that the individual should serve on our Board. We also believe that in their professional lives and Board service, each has demonstrated adherence to high ethical standards and a strong commitment to service to the Company and our Board.

Thomas Adams – Tom has served as a director since 1986. At the time of his initial election, he was the President and Chief Executive Officer (“CEO”) of Newport Plastics, where he had also served as the Chief Financial Officer (“CFO”) for many years. He is the owner of NPC Realty and until his retirement in November 2010, was a real estate agent at Coldwell Banker All Seasons Realty (now Re/Max All Seasons Realty). In addition to his business interests, Tom served for several years on the board of North Country Hospital in Newport, Vermont, including as its Chairman and Treasurer. He also served for several years as a trustee of the Haskell Free Library and Opera House in Derby Line, Vermont. Tom holds an accounting degree from the University of Vermont. He brings to the Board extensive business experience, familiarity with accounting procedures, and broad knowledge of the community. He chairs the Company’s Audit Committee and also serves on the Compensation Committee. He lives in Holland, Vermont.

Kathryn Austin – Kathy has served as President of the Bank and Company since January 2016 and as CEO of both entities since January 2017. From January 2014 until her appointment as CEO she also served as the Bank’s Chief Operating Officer.  Kathy was appointed to the Bank’s Board of Directors in January 2012 and was first elected to the Company’s Board at the 2013 annual meeting. She joined the Bank in 1980 and over the years has held many management positions. Kathy served as Executive Vice President of both the Company and the Bank from 2011 to 2016, and as Vice President of the Company and Senior Vice President of the Bank from 2004 to 2011, responsible for the Bank’s Retail Banking, Human Resources and Marketing departments. Kathy also serves on the Board of Managers of our trust company affiliate, CFSG. Her many years of service to the Company in a variety of positions provide her with valuable insights into the Bank’s day-to-day operations, adding further depth and community banking expertise to the Board. Kathy is a graduate of the New England School of Banking at Williams College and the Stonier Graduate School of Banking at Georgetown University. She currently serves as a Board Member of the Northeast Kingdom Collaborative, and of Northeast Kingdom LLC, and as a Board Member of the Vermont Community Foundation.  She is a past Chairman of the Vermont Bankers Association and serves on the ABA’s Community Bankers Council. She serves on the Company’s Corporate Governance/Nominating and Compensation Committees and on the Bank’s Risk Management Committee. She lives in Morgan, Vermont.

Bruce Baker – Bruce is our newest director, appointed to the Boards of the Company and the Bank effective January 1, 2021. He is commercial lawyer, with nearly 30 years of experience working with financial institutions, entrepreneurs and business owners, focusing on commercial lending, secured transactions, business planning, real estate development and land use. He is a founding member and principal of the law firm of Clarke Demas & Baker PLLC in Burlington, Vermont, and is the owner and CEO of Green Castle Group, LLC, a real estate development, management and consulting company, also based in Burlington. Bruce has served on the Burlington Planning Commission since 2010 and is its Vice Chair. As a successful lawyer and entrepreneur and lifelong resident of the greater Burlington area, Bruce brings to the Board his sound professional judgment and knowledge of the Chittenden County market, as well as expertise in the field of real estate development and management. He serves on the Company’s Audit and Compensation Committees. He lives in Burlington, Vermont.

David Bouffard –Dave joined the Boards of the Company and the Bank in 2014 and is a life-long resident of the area. He and his wife Beth owned the Derby Village Store in Derby, Vermont from 2000 until its sale in November, 2020. Dave is now retired. Prior to purchasing the store, he acquired retail management experience as the Manager of the Grand Union grocery store in Newport. Dave has served on various local boards, and is a past Board Chair of North Country Hospital and also served on its finance committee. His perspective as a small business owner for twenty years and his knowledge of our Orleans County market area add further depth to our Board. Dave serves on the Company’s Audit and Compensation Committees. He lives in Newport Center, Vermont.

Aminta Conant – Minty is a successful business woman with experience running manufacturing facilities in Vermont, New Hampshire and North Carolina. For several years Minty has provided business consulting services to companies across the United States and Europe. She is part owner of the Vermont distillery, Caledonia Spirits / Barr Hill, at which she currently serves as Special Projects Manager and previously served as CFO. Previously, she served as the director of Lean Six Sigma programs for Lydall, Inc., an international manufacturing company listed on the New York Stock Exchange. Minty is a CPA and has an MBA degree, and brings to the Board not only her experience and knowledge of accounting, finance, and good business practices, but also her experience in working in a public company much larger than Community Bancorp. That perspective is a rarity for community bank directors and a real asset to the Board. She serves on the Company’s Audit and Compensation Committees. Minty has been a director since 2006, and prior to that served on our St. Johnsbury Advisory Board. She lives in Barnet, Vermont.

Jacques Couture – Jacques is a dairy farmer and maple sugar maker, who runs a successful family farm and bed and breakfast in Westfield. He has served on numerous governmental, non-profit and industry-related boards, including the Westfield Select Board, the Vermont Maple Association and the Cooperative Insurance Companies, among others. He brings relevant board experience and an agricultural perspective to our Board, where he chairs the Corporate Governance/Nominating Committee and also serves on the Bank’s Risk Management Committee. Jacques has been a director since 1992, and prior to that served on our Troy Advisory Board. He lives in Westfield, Vermont.

David Laforce – Dave joined the Boards of the Company and the Bank in 2018. He owns and operates Built by Newport, a wood furniture and component manufacturing company that has been family owned since the 1960s. Dave’s experience as a small business owner and familiarity with the local woods products industry, which is so important to our regional economy, provides valuable perspectives and insight to our Board. He is a lifelong resident of the Newport-Derby area and over the years has served on several local boards. Dave serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management Committee. He lives in Derby, Vermont.

Rosemary Lalime – Rosemary is our longest serving director, having been first elected to the Board in 1985. She has been designated as our “outside” vice president (a tradition we have had at the Company for many years) and as our lead independent director to convene and run board meetings in the absence of management. A long time realtor in the area, and the owner and partner of Re/Max All Seasons Realty, Rosemary brings to the Board her extensive experience in real estate matters and her knowledge of properties and residents throughout our service area. She chairs the Company’s Compensation Committee and also serves on the Audit Committee. She lives in Derby, Vermont.

Stephen Marsh – Steve has served as Chair of Boards of Directors of the Company and the Bank since 2011 and was first appointed to the Board in 1998. He served as CEO of the Company and the Bank from 2008, until his retirement at the end of 2016 and previously served as President of both entities from 2004 through the end of 2015. He began his employment with the Bank in 1973, serving over the years in various managerial capacities, including as CFO and Chief Operating Officer of the Company and the Bank prior to becoming President and CEO. Steve also serves on the Orleans County Child Advocacy Board. Steve serves on the Company’s Compensation and Corporate Governance/Nominating Committees and on the Bank’s Risk Management Committee. He lives in Newport Center, Vermont.

Emma Marvin – Emma is one of our newest directors, appointed to the Boards of the Company and the Bank effective January 1, 2020 and elected to a three year term at the 2020 annual meeting. She is the co-owner and Vice President of Sales and Marketing at Butternut Mountain Farm in Morrisville, Vermont. She graduated from Cornell University with a degree in Natural Resource Management. Since 2004, Emma has worked for the second generation, family owned business helping to promote the growth from a family farm operation to a business that employs 100 people, purchases maple syrup from over 300 Vermont farms and operates a 75,000 square foot production and distribution facility. In 2014, she was recognized as Vermont Maple Person of the Year and in 2018 received the President’s Award from the International Maple Syrup Institute. She serves on the Vermont Maple Sugar Association Board, the Laraway Youth and Family Services Board and the Friends of Green River Reservoir Board. She is also a steering committee member of the Federal Reserve Bank of Boston’s Working Communities Challenge for Vermont. Emma brings to our Board knowledge of our central Vermont market area and significant experience in the maple products business, an important business segment throughout our market areas. Emma serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management Committee. She lives in Hyde Park.

Dorothy Mitchell – Dodie has been a director since 2006, prior to which she served as a member of our Central Vermont Advisory Board. She brings to our Board a variety of governance experience, primarily as a board member of several non-profit organizations, including serving as Chair of the Vermont Student Assistance Corporation. Dodie also previously served on local and international boards of higher education, as the President of the Vermont Historical Society and as Co-Chair of the Vermont Historical Society Capital Campaign. As an active member of the community, she has extensive familiarity with the people and businesses in our central Vermont market area. Dodie serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management Committee. She lives in Worcester, Vermont.

Jeffrey Moore – First elected to the Board in 2019, Jeff is the owner and president of Quest Industries, Inc., a freight logistics company based in St. Johnsbury, Vermont, and is also the owner of the Wells River Chevrolet dealership based in downtown Wells River Vermont. Jeff is a lifelong resident of the Northeast Kingdom and currently serves on the NVRH West Wing Committee, and the Catamount Arts Advisory Council. Jeff brings to the Board a deep knowledge of our important Caledonia County market and considerable experience as a successful business owner and manager. Jeff serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management Committee. He lives in Westmore, Vermont.

Fredric Oeschger – First elected to the Board in 2009, Fred is a prominent local businessman, with diverse business interests, including plumbing and heating, propane and fuel oil distribution and commercial real estate. Fred is a longtime customer of the Bank and has extensive experience with commercial lending practices both here and elsewhere and possesses deep knowledge of the energy sector. Fred provides our Board with valuable insights into our small business market. He serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management Committee. He lives in Newport, Vermont and Lady Lake, Florida.

James Wheeler – Jake joined the Board in 2011. In addition to his service on our Board, he has been a guiding force with the Company’s trust company affiliate, CFSG, for many years, having served on its Board of Managers since its formation in 2002. Jake has practiced law in St. Johnsbury since 1974 with the state’s largest law firm, Downs Rachlin Martin PLLC, and has been a member of the firm since 1978. His practice focuses principally in the areas of corporate governance, transactions and financing; complex real estate acquisitions and financing; and trusts and estates. Jake received his undergraduate degree from Harvard University and his law degree from Boston University School of Law. He serves on the Board of Directors of Kingdom Trail Association, Inc. and previously served on the Board of the Vermont Community Foundation, where he continues to serve on its nominating committee.  Jake’s judgment and insight as a seasoned attorney provide a valuable addition to our Board. Jake serves on the Company’s Audit and Compensation Committees. He lives in East Burke, Vermont.

Information about our Board’s important role in the governance of our Company, including the Board’s committees, leadership structure and role in oversight of risks, is contained below under the caption “CORPORATE GOVERNANCE.”

Directors’ Fees and Other Compensation

Only the outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All fees are paid in cash. The Company and the Bank do not pay any stock-based compensation to directors.

The schedule of fees in effect during 2020 for our nonemployee directors was as follows:

Company Director Fees		Bank Director Fees
Annual Retainer	$9,000	Annual Retainer	$9,000
Board Meeting Fee	500	Board Meeting Fee	550
Board Committee Meeting Fee	550	Board Committee Meeting Fee	550
Disclosure Control Committee Meeting Fee (1)	550	Advisory Council Meeting Fee (2)	500

___________________________

(1)	At least one member of the Audit Committee attends the quarterly meetings of the Company’s Disclosure Control Committee, which reviews the Company’s periodic reports prior to filing with the SEC.
(2)	During 2020, Bank directors who attended meetings of the Bank’s market-wide advisory council received a per meeting fee for such attendance. Employee-directors do not receive any fees for attending local advisory board meetings.

This fee structure is designed to compensate our outside directors for attendance at Board meetings, as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors’ retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

Directors’ Deferred Compensation Plan

The directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company’s Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director’s retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the Plan.

Directors’ Retirement Plan

Prior to 2005, the Company maintained a non-qualified retirement plan for the Company’s outside directors. Non-employee directors who served on the Board of the Company or the Bank for at least five years between 1994 and 2004 are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company’s benefit plans affected by IRC Section 409A, the Company terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

As of December 31, 2020, the total remaining accrued and unpaid benefit for all directors covered by the plan was $33,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Directors Adams, Couture, and Lalime each have an accumulated lump sum retirement benefit of $11,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. All benefit accruals under the plan represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the plan.

Director Compensation Table

The following table shows the total compensation paid to each of our outside directors during 2020 for service on the Boards of the Company and the Bank. All such fees were paid in cash.

2020 Director Compensation (1)
Fees Earned or
Name	Paid in Cash
Thomas E. Adams	$29,800
David M. Bouffard	29,350
Aminta K. Conant	29,350
Jacques R. Couture	30,450
David P. Laforce	30,950
Rosemary M. Lalime	29,850
Stephen P. Marsh	31,550
Emma L. Marvin	29,800
Dorothy R. Mitchell	30,450
Jeffrey L. Moore	30,950
Fredric Oeschger	30,450
James G. Wheeler, Jr.	29,900

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(1)	Does not include (i) earnings on directors’ fees deferred under the Directors’ Deferred Compensation Plan because interest on those amounts is not accrued at a preferential (above market) rate; or (ii) certain expense reimbursements related to board service such as for mileage and expenses related to attendance at director educational conferences.

Vote Required

Election of a nominee for director will require the affirmative vote of a majority of the shares present at the virtual meeting or represented by proxy at the annual meeting and entitled to vote. A vote to “WITHHOLD AUTHORITY” as to a nominee will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT INCUMBENT DIRECTORS AUSTIN, BAKER, BOUFFARD, CONANT AND LALIME TO A THREE YEAR TERM.

CORPORATE GOVERNANCE

Director Independence

The primary responsibility of the Board of Directors is to provide objective, independent judgment in its management oversight function, and our Board’s composition, which is heavily weighted toward independent directors, reflects that principle. Although the Company’s common stock is not listed on NASDAQ, our Board uses the definition of independence contained in the NASDAQ listing standards in its annual evaluation of Board member independence. Under current NASDAQ standards, a director is considered independent if he or she is not an officer or employee of the Company or the Bank and does not have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

•	has been employed in any capacity by the Company or the Bank during the past three years;
•	has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $120,000 in any consecutive twelve-month period during the last three years, except for
•	payments relating to ordinary loan or deposit relationships with the Bank
•	compensation for Board service
•	compensation paid to a close family member who is not an executive officer of the Company or the Bank
•	certain retirement benefits or non-discretionary compensation and
•	payments arising solely from investments in the Company’s common stock;
•	has a close family member who during the past three years was an executive officer of the Company or the Bank;
•	has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;
•	has been an executive officer of any other entity, or has a close family member who was an executive officer of any other entity, where any of the Company’s executives serves on that other entity’s compensation committee; or

•	has been, or had a family member who was, a partner or employee of the Company’s independent auditor at any time during the last three years.

In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent even if none of the disqualifying factors listed above applies. However, if any of the above disqualifying factors apply, a director or nominee will not be considered independent.

Based on the information available to it, the Company’s Board of Directors has determined that each of the incumbent directors is independent within the meaning of the listing standards of NASDAQ, except for director, President and CEO Kathryn Austin and director Jacques Couture, who is the brother of the Company’s Corporate Secretary and Treasurer and the Bank’s Executive Vice President and CFO, Louise Bonvechio.

Board Leadership Structure and Risk Oversight

Our Board of Directors believes that each business is unique, and that therefore, the appropriate board leadership structure will depend upon each company’s unique circumstances and needs at the time. In the past the positions of Board Chair and CEO at the Company generally have been held by the same individual. However, the Board has sometimes chosen to alter this pattern, such as following the CEO’s retirement. The positions were separated from 2008-2010, as Stephen Marsh transitioned into his management leadership role following the retirement of the previous CEO, Richard White, who remained as Board Chair during the transition period. The positions of CEO and Board Chair were again combined beginning in 2011, with Mr. Marsh serving in both capacities through the end of 2016. Following Mr. Marsh’s retirement as CEO at the end of 2016 and Kathy Austin’s appointment as his successor in January 2017, the CEO and Board Chair positions are again separated. The Board believes that division of the CEO and Board Chair positions during a period of management succession contributes to the smooth transition of the Company’s top executive leadership position, while at the same time ensuring that the outgoing CEO’s valuable experience, judgment and service remain available to the Company in a prominent leadership role during the transition period.

The Board believes that the Company has been well served over the years by a leadership structure guided by the Corporate Governance/Nominating Committee that includes a Board Chair with in-depth managerial and operational knowledge of the banking industry and the Company’s business operations and markets. This structure fosters clear accountability, efficient and effective decision-making and focus on strategic priorities. The Board also believes this structure helps to facilitate the efficient and timely flow of information between management and the Board.

While the Board of Directors believes that having the position of Board Chair held by the current or immediate past CEO is conducive to our Company’s efficient operation and strategic development, the Board is also mindful of its obligation to provide independent oversight of management. In order to enhance its oversight function, the Board has created the position of lead independent director, which is currently held by long-serving director Rosemary Lalime. The lead director presides over executive sessions of the independent directors. The Board believes that this structure strikes an appropriate balance by providing for both a Board Chair with extensive executive experience with the Company and knowledge of its operations, and a lead director to help ensure that the Board provides independent oversight and perspective.

The Board of Directors plays an active role, as a whole and also at the committee level, in oversight of the risks facing the Company and ensuring that management has the skills and resources to identify and manage the risks within the organization. While risks are inherent in any business, effective management of those risks can contribute significantly to the ultimate success of an enterprise. As a community banking organization, we face a number of risks, including general and local economic risk, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, is responsible for the general oversight of risk management. In order to identify and manage the Company’s risks more effectively, the Risk Management Committee of the Bank’s Board of Directors is provided with a detailed review and analysis of the risks facing the Company on a quarterly basis. This facilitates the Committee’s oversight role by providing the Committee members with information on the Company’s enterprise-wide risk program framework and on the Company’s methods of identifying, monitoring, managing and controlling risks. Other Board committees also contribute significantly to the Board’s oversight role in risk management. In particular, the Audit Committee plays an important role in monitoring and assessing our financial, legal and organizational risks and at least one member of the Committee sits on the Company’s Disclosure Control Committee, which reviews our periodic reports under the Securities Exchange Act prior to filing with the SEC. The Compensation Committee monitors and assesses risks associated with our compensation policies and practices, including the establishment of appropriate incentives that encourage performance without also encouraging excessive risk-taking. The Board’s Corporate Governance/Nominating Committee contributes to risk mitigation by its formulation of the Company’s corporate governance policies, which help to establish a “tone at the top” that values and encourages diligence, honesty and integrity in the conduct of the Company’s business. Committees of the Bank’s Board of Directors, in addition to the Risk Management Committee referred to above, also contribute to the Company’s risk management program. Additionally, the Board and executive management engage in strategic planning at an off-site retreat annually, which provides an opportunity to focus on long-term goals and challenges.

Board and Shareholder Meeting Attendance

The Company’s Board of Directors held four regular meetings and four special meetings during 2020. Each incumbent director attended at least 75% of the aggregate of all Company Board meetings and meetings of Company Board committees on which he or she served during the year. All of the Company’s incumbent directors also attended meetings of the Bank’s Board, which meets more frequently than the Company’s Board, and meetings of its committees on which they serve.

All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company’s incumbent directors attended the 2020 annual meeting.

Board Committees

The Board of Directors has established three standing committees to help it in fulfilling its responsibilities: Audit; Compensation; and Corporate Governance/Nominating. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. Except as otherwise noted below, all members of the three standing committees are considered to be independent under the NASDAQ standards described above. Director Jacques Couture, the Chair of the Corporate Governance/Nominating Committee, is not considered independent under NASDAQ standards due to his sibling relationship with Corporate Secretary and Treasurer, and Bank Executive Vice President and CFO Louise Bonvechio. President and CEO Kathryn Austin, who serves on the Compensation and Corporate Governance/Nominating Committees, is not considered independent under the NASDAQ standards due to her executive management positions with the Company. Additional information about each of the three standing committees is set forth below.

Compensation Committee. The responsibilities of the Company’s Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company’s executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. The Committee also performs the functions of a human resources committee for Community National Bank. A report of the Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Kathryn Austin, Bruce Baker, David Bouffard, Aminta Conant, Stephen Marsh and James Wheeler. Director Baker joined the Committee on January 1, 2021. During 2020, the Committee met three times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the Company’s corporate governance environment. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board and reviews Board compensation. The Committee also reviews and makes recommendations to the Board as to the size, structure, composition and functions of the Bank’s advisory council.

The Committee also acts as a screening and nominating committee for candidates considered for appointment or election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics:

•	have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee deems appropriate;
•	be a shareholder of the Company;
•	be willing and able to devote full interest and attendance to the Board and its committees;
•	bring business to the Company and its trust company affiliate, CFSG, including personal, business and investment accounts;
•	help develop business and promote the Company and its subsidiary and affiliate throughout our service area;
•	provide advice and counsel to the Board and senior management;
•	bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities;
•	have the ability to serve at least seven years before reaching the mandatory retirement age; and
•	maintain integrity and confidentiality at all times.

The Nominating/Corporate Governance Committee does not currently have a formal diversity policy. However, the Committee and the Board believe that it is important and desirable for the Board to include members with diverse business experience, backgrounds and viewpoints. In considering candidates for the Board, the Committee reviews their particular qualifications, strengths and attributes individually and in relation to the Board as a whole, with the aim of complementing and strengthening the overall composition of the Board.

Evaluation of external candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company’s bylaws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” The Committee uses the same criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), Kathryn Austin, David Laforce, Stephen Marsh, Emma Marvin, Dorothy Mitchell, Jeffrey Moore and Fred Oeschger. During 2020, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company’s accounting and financial reporting process, internal controls and audits. The Audit Committee consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Committee appoints, evaluates and retains the Company’s independent auditors. It has responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company’s internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption “PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS—Fees Paid to Independent Auditors.” The Committee is also involved in the review of the Company’s periodic reports filed with the SEC, including participation by one of its members in the meetings of the Company’s Disclosure Control Committee.

The Audit Committee has established so-called “whistleblower procedures” for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee’s charter, are posted on the Company’s website at www.communitybancorpvt.com. These procedures are in addition to the Board’s general policy, described below, regarding shareholder communications with the Board.

Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a “financial expert.” As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company’s rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a “financial expert” under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company’s Audit Committee.

The members of the Audit Committee are Thomas Adams (Chair), Bruce Baker, David Bouffard, Aminta Conant, Rosemary Lalime and James Wheeler. Director Baker joined the Committee on January 1, 2021. All members of the Audit Committee are considered independent directors under the applicable NASDAQ standard as well as under the standards applicable to FDIC-insured depository institutions and their holding companies with assets of $500 million or more. During 2020, the Committee met four times. A report of the Audit Committee is set forth elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Committee Assignments for 2021

The following table shows the directors’ current committee assignments, which became effective on January 1, 2021:

	Community Bancorp.			Bank
	Audit	Corporate Governance/Nominating	Compensation	Risk Management
Thomas E. Adams	Chair	-	X	-
Kathryn M. Austin	-	X	X	X
Bruce L. Baker	X	-	X	-
David M. Bouffard	X	-	X	-
Aminta K. Conant	X	-	X	-
Jacques R. Couture	-	Chair	-	X
David P. Laforce	-	X	-	X
Rosemary M. Lalime	X	-	Chair	-
Stephen P. Marsh	-	X	X	X
Emma L. Marvin	-	X	-	X
Dorothy R. Mitchell	-	X	-	X
Jeffrey L. Moore	-	X	-	X
Fred Oeschger	-	X	-	X
James G. Wheeler Jr.	X	-	X	-

Shareholder Communications with the Board

The Board welcomes communications from shareholders on matters relating to the Company’s business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]; Community Bancorp.—Shareholder Communications; c/o Assistant Corporate Secretary, Community Bancorp., 4811 US Route 5, Newport, Vermont 05855. The Assistant Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Code of Conduct and Ethics

The Company maintains a Code of Ethics for Senior Financial Officers and the Principal Executive Officer, which is available on the Company's website at www.communitybancorpvt.com.  There were no waivers of any provision of the Code during 2020.

Transactions with Related Persons and Certain Other Directorships

Director Bruce Baker is a member of the law firm Clarke Demas & Baker PLLC, which performed various legal services for the Bank, on arm’s length terms, during 2020.

Director Fredric Oeschger is the President and principal shareholder of Fred’s Energy, a plumbing and heating contractor and fuel oil distributor based in Orleans, Vermont, from which the Company and the Bank purchased plumbing and heating services and heating oil, on arm’s length terms, during 2020.

Director James Wheeler, Jr. is a member of the law firm Downs Rachlin Martin PLLC, which performed various legal services for the Company and the Bank, on arm’s length terms, during 2020.

Some of the Company’s directors and executive officers, and some of the corporations and firms with which these individuals are associated, are deposit customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business and do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Except for Director Fred Oeschger, to the best of management’s knowledge, none of the Company’s directors or executive officers has served during the past five years as a director of another company with a class of securities registered under section 12 of the Exchange Act or of a company subject to the reporting requirements of section 15(d) of that Act, or any registered investment company. On April 2, 2018, Mr. Oeschger was appointed to the Board of Directors of Genethera, Inc., a corporation based in Colorado which has a class of securities registered under section 12 of the Exchange Act.  Mr. Oeschger resigned from the Board of Genethera, Inc. on December 6, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors, each of whom meets applicable NASDAQ standards for independence. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those statements.

Among other things, the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company’s management, the Company’s internal auditor and its independent registered public accounting firm, regarding the following matters:

•	the plan and budget for, and the independent auditors’ report on, the audit of the Company’s financial statements;
•	the Company’s financial disclosure documents, including financial statements and reports filed with the SEC or sent to shareholders;
•	changes in the Company’s auditing and accounting practices, principles, controls or methodologies, or in the Company’s financial statements;
•	significant developments in auditing and accounting rules;
•	the adequacy of the Company’s internal auditing controls, and its accounting, financial and auditing personnel; and
•	the establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

The committee evaluates the services provided by BerryDunn and may from time to time solicit bids for multi-year proposals for external audit services from BerryDunn and other external audit firms. BerryDunn has served as the Company’s registered public accounting firm since 2003 and is providing such services for 2021. In accordance with the rules of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), BerryDunn’s lead partner and concurring partner on the engagement must rotate off the engagement after five consecutive years and must remain off the engagement for at least five consecutive years.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2020. First, the Committee discussed with BerryDunn those matters required by the PCAOB and the SEC to be communicated to and discussed with the Committee, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, BerryDunn concerning their independence from the Company and its management as required by the PCAOB. This discussion and disclosure informed the Committee of BerryDunn’s independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company’s financial statements with the Company’s management.

Based on the discussions with BerryDunn, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company’s 2020 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2020.

Submitted by the Community Bancorp.

Audit Committee,

Thomas E. Adams, Chair

Bruce L. Baker

David M. Bouffard

Aminta K. Conant

Rosemary M. Lalime

James G. Wheeler Jr.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board of Directors to hold office at the discretion of the Board and may be removed at any time by the Board, with or without cause. Our executive officers’ names, ages and current titles with the Company and the Bank are listed in the following table:

Name and Age	Current Position(s) with the Company and the Bank

Kathryn M. Austin, 64	President, CEO and Director, Community Bancorp. and Community National Bank

Louise M. Bonvechio, 61	Corporate Secretary and Treasurer, Community Bancorp. and Executive Vice President,
CFO and Cashier, Community National Bank

Executive Officer Qualifications

Additional information about Ms. Austin’s background, qualifications and years of service with the Company and the Bank is set forth above under the caption “PROPOSAL 1 – ELECTION OF DIRECTORS – Incumbent Director and Nominee Qualifications.” Set forth below is additional information about the background and qualifications of the Company’s other executive officer:

Louise Bonvechio – Louise became an executive officer of the Company in 2008 when she was appointed as its Treasurer. She served as a Senior Vice President from 2011 until she was named Executive Vice President in 2019. She has served as CFO since 2008. In 2016, she was also appointed as Corporate Secretary of the Company and the Bank. During her 27 years with the Bank, she has held a number of other positions, including serving as the Bank’s Vice President and Cashier from 2004 to 2008 and as the Bank’s Controller from 2003 – 2008. Louise holds an Associate Degree in Accounting and has received diplomas in banking and finance, including from the New England School of Financial Studies at Babson College. In 2019 she completed the American Bankers Association Stonier Graduate School of Banking and earned a certificate of leadership from the Wharton School of Business.

COMPENSATION COMMITTEE REPORT

The duties of the Company’s Compensation Committee include reviewing and making recommendations to the full Board of the Bank on all compensation and benefits issues relating to the CEO and other executive officers of the Bank. No separate compensation is paid to such individuals for their service as executive officers of the Company.

As CEO, Ms. Austin made recommendations to the Committee with respect to the 2020 compensation of Ms. Bonvechio, which was acted on by the Committee and recommended to the full Board. The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual’s responsibilities and performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank’s performance. (The Bank’s Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar equity-based compensation.

In Ms. Austin’s case, the Board’s annual review process included consideration of her self-evaluation covering certain key elements of her written job description, including strategic planning, establishment and overall implementation of operating policies, and regulatory matters. The Board also undertook its own evaluation of Ms. Austin, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and bank regulatory compliance. The Committee’s evaluation resulted in an excellent performance rating for Ms. Austin in 2020. Ms. Austin does not participate in the Committee’s determinations regarding her own compensation.

The annual review and adjustment (if any) of executive officer salaries takes place at mid-year. In January, 2021 retroactive to July 1, 2020, Ms. Austin’s base salary was increased from $320,000 to $330,000 and Ms. Bonvechio’s base salary was increased from $195,000 to $210,000.

A total of $184,815 was paid in February, 2021, to the Executive Officers for 2020 performance under the Bank’s Officer Incentive Plan, pursuant to awards to Ms. Austin and Ms. Bonvechio.

Submitted by the Community Bancorp.

Compensation Committee,

Rosemary M. Lalime, Chair

Thomas E. Adams

Kathryn M. Austin

Bruce L. Baker

David M. Bouffard

Aminta K. Conant

Stephen P. Marsh

James G. Wheeler, Jr.

EXECUTIVE COMPENSATION

The executive officers of the Company did not receive any compensation for services rendered to the Company in 2020 or 2019 but did receive compensation for services rendered in their capacities as executive officers of the Bank. Accordingly, references in this proxy statement to the Company’s executive compensation program relate to the Bank’s executive compensation payments, practices and objectives.

Executive Compensation Program Objectives and Risk Management Considerations

The key objectives of the Company’s executive compensation programs are: to support and drive business objectives and strategies; to reward competent stewardship of the enterprise; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and its shareholders. The cash incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

In establishing the overall compensation program for employees, including the executive officers, the Compensation Committee and the Board are mindful of the potential implications for enterprise risk management. The Committee and Board believe that the Company’s compensation practices, which for executives are heavily weighted to fixed salary, do not create any material adverse risks to the Company. In addition, the short-term incentive program is focused largely on Bank-wide performance, which encourages overall achievement of annual goals rather than individual or business line performance, and includes a recoupment provision which discourages inappropriate risk-taking that might lead to improper financial reporting.

The following table summarizes annual compensation earned in 2020 and 2019 for services rendered in all capacities to the Company and the Bank by the CEO and the Company’s other most highly-compensated executive officer.

Summary Compensation Table

			Non-Equity
			Incentive Plan	All Other
Name and Principal Position	Year	Salary (1)	Compensation (2)	Compensation (3)	Total
Kathryn M. Austin,	2020	$325,000	$112,943	$57,207	$495,150
President, Chief Executive Officer	2019	$305,000	$101,413	$53,430	$459,843
and Director, Community Bancorp.
and Community National Bank

Louise M. Bonvechio,	2020	$202,500	$71,873	$43,208	$317,581
Corporate Secretary and Treasurer, Community	2019	$187,500	$61,799	$36,123	$285,422
Bancorp., Executive Vice President, Chief
Financial Officer and Cashier, Community
National Bank

_______________________

(1)	Amounts shown include voluntary salary deferrals under the Company’s Retirement Savings (401(k)) Plan.
(2)	Represents cash bonuses earned under the Officer Incentive Plan with respect to the 2020 and 2019 annual performance periods, respectively, and paid in February of the following year.
(3)	Amounts shown include discretionary profit-sharing contributions under the Retirement Savings Plan as follows: For 2020: Ms. Austin, $30,375 and Ms. Bonvechio, $28,271 and 2019: Ms. Austin, $30,000 and Ms. Bonvechio, $27,152. Also includes (i) matching employer 401(k) contributions under the Plan as follows: For 2020: Ms. Austin, $7,125 and Ms. Bonvechio, $6,526 and 2019: Ms. Austin, $7,000; Ms. Bonvechio, $6,335; (ii) the taxable portion of employer-provided term life insurance benefits in excess of $50,000; and (iii) includes the taxable fringe benefit for personal use of a bank-owned automobile.

Officer Incentive Plan

The Bank maintains an Officer Incentive Plan for designated executive officers and for other officers and exempt employees, including employees whose compensation is commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive payment components under the plan, one for designated executive officers and another for all other officers and participating exempt employees.

Executive Officers. Under the executive officers portion of the plan, designated executive officers are eligible to earn a cash bonus equal to a percentage of salary based on attainment of annual weighted performance criteria approved by the Board upon recommendation of the Compensation Committee. Cash bonus awards for the 2020 performance period were based on a combination of (1) the Bank’s September 30 rating issued by IDC Financial Publishing, Inc. (“IDC”), an industry-wide recognized ranking service, (2) return on average assets, (3) the ratio of non-performing loans as percentage of average loans, (4) the ratio of overhead expense as a percentage of average assets, and (5) a subjective individual performance evaluation by the Board of Directors of the Company. The plan includes “threshold, target and stretch” benchmarks for each performance measure, and those measures are assigned percentage weights in the overall bonus calculation.

The actual amount of bonus earned is determined by applying a “multiplier” to the target award. The multiplier is determined by the extent to which the various performance goals were achieved during the annual performance period. The following table summarizes the 2020 performance measures and actual results used in calculating executive officer bonuses with respect to 2020 performance:

Criteria/Weight	Threshold	Target	Stretch	Actual	Earned	Multiplier
Return on Average Assets	≥to 1.30%	≥1.35%	≥1.40%	1.40%	150.00%	45.00%
Percentage Reward-30%	40.00%	100.00%	150.00%

I.D.C Rating	Superior (200-249)	Superior (250-299)	Superior (300+)	Superior	116.00%	29.00%
Percentage Reward-25%	40.00%	100.00%	150.00%	266

Board Subjective Evaluation/20%	3.00	4.00	5.00	5.00	150.00%	30.00%
Percentage Reward-20%	40.00%	100.00%	150.00%

Overhead Expense as a % of
Average Assets	2.79%	2.71%	2.63%	2.44%	150.00%	22.50%
Percentage Reward-15%	40.00%	100.00%	150.00%

Non-Performing Loans as a % of
Average Loans	1.00%	.75%	0.50%	.73%	104.00%	10.40%
Percentage Reward-10%	40.00%	100.00%	150.00%

Totals = 100.00%						136.90%

The IDC rating, which constitutes one of the performance criteria, takes into account the Bank’s financial performance and risk profile in areas of asset quality, capital, margins, earnings and liquidity. For the twelve months ended September 30, 2020, the Bank earned the IDC rating of “Superior.” Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out the executive officer bonuses consistent with the short-term deferral exception under Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, pursuant to which bonuses must be paid out no later than 2-1/2 months following the end of the calendar year in which the related services were rendered.

For 2020, the fixed percentage of salary defining the target award for each of the two executive officers was 25% and the multiplier applied to that salary percentage, based on achievement of 2020 performance targets, was 136.90%, resulting in a bonus of 34.23% of base salary for each of the three executive officers. The following table shows the bonuses paid under the plan to the two executive officers named in the Summary Compensation Table for services rendered in 2020.

Name	Target Award (1)	Multiplier	Bonus (2)
Kathryn M. Austin	$82,500	136.90%	$112,943
Louise M. Bonvechio	$52,500	136.90%	$71,873

Total			$184,816

____________________

(1)	25% of base salary at the rate in effect on December 31, 2020.
(2)	Earned for 2020 services and paid in February, 2021.

For the 2019 performance period, the target award for each of the two executive officers was 25% of salary and the applicable multiplier, based on actual attainment of the applicable weighted performance criteria, was 126.77%, resulting in the following bonuses: Ms. Austin, $101,413 and Ms. Bonvechio, $61,799. Incentive bonuses paid to Ms. Austin and Ms. Bonvechio for services rendered in 2020 and 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The Compensation Committee periodically reviews the allocation percentages, performance tiers, performance criteria and weightings, and may recommend changes for approval by the Bank’s Board of Directors. The Company’s Board of Directors, in its discretion and in consultation with the Compensation Committee, designates participating executive officers and establishes annually minimum performance targets as well as performance criteria used to determine the incentive bonus pool.

The Plan includes a recoupment provision, which provides that if the Company restates its financial statements, any current or former executive officer who received bonus compensation under the Plan may be required to reimburse the Company with respect to any bonus compensation paid within the preceding three years. Any such reimbursement shall not exceed the amount by which the bonus compensation paid to the executive officer exceeds the amount of bonus compensation (if any) that would have been paid if it had been based upon the financial statements as restated.

Other Officers and Exempt Employees. The Company creates a separate incentive bonus pool under the plan for officers (other than executive officers) and qualifying exempt employees using performance criteria similar to those for executive officers. The target amount of the bonus pool is based on a percentage of the Bank’s net income (2.05% in 2020 and 1.90% for 2019), with a multiplier applied to the target amount, based on the extent to which the specified performance measures were actually achieved during the annual performance period. The resulting bonus pool is generally allocated among participants based on job title and responsibilities. Several officers (but not the executive officers) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily paid in February for services rendered during the preceding fiscal year.

Retirement Savings Plan

Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries’ Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred and/or after-tax (ROTH) basis. The 401(k) plan maximum per participant contribution limit for 2020 was $19,500 ($26,000 for participants age 50 and older) and is $19,500 ($26,000 for participants age 50 and older) for 2021. During 2020 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2021. The plan also provides for discretionary profit sharing contributions by the Company. During 2020 and 2019, the two executive officers named in the Summary Compensation Table made voluntary salary deferrals and received matching employer contributions. These amounts are reflected in the Table.

Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after six years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant’s death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the two executive officers named in the Summary Compensation Table. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made for 2020 and 2019 to the account of the two executive officers named in the Summary Compensation Table are included in the “All Other Compensation” column of the Table.

Perquisites and Other Personal Benefits

The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to Ms. Austin and Ms. Bonvechio and pays related gas and maintenance charges. The Company also pays the expenses of the executive officers and their spouses in connection with attendance at certain banking-related functions, such as bankers’ association conventions.

Health and Welfare Benefits

The Company offers the same health and welfare benefits to all salaried and non-salaried employees, although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off.

Change in Control Agreements

In 2015, the Company entered into change in control agreements with each of our two executive officers named in the 2020 cash compensation table (Kathryn Austin and Louise Bonvechio). As described below, the agreements may require the Company (or a successor company) to make payments to the covered executive officers in the event of the termination of their employment in specified circumstances, either in anticipation of or following a change in control of the Company.

The change in control agreements provide that the executive officer will be entitled to a specified severance payment if her employment is terminated by the Company (or its successor) without “cause” (as defined in the agreement), or the executive terminates her employment with the Company for “good reason” (as defined in the agreement), during the three-year period following a “change in control” (as defined in the agreement).  The executive is also entitled to receive the specified severance benefit if her employment is terminated by the Company without cause or by the executive with good reason after public announcement of a proposed change in control and within 120 days prior to occurrence of the change in control.  The severance benefit is equal to two times the executive’s highest total annual cash compensation (salary plus cash bonus, if any) in any of the three years immediately preceding the termination and is payable in a lump sum, subject to execution by the executive of a release of claims. The severance benefit is the only benefit payable under the change in control agreements and is in addition to any other compensation and benefits to which the executive is otherwise entitled, including accrued and unpaid salary and vested benefits under any employee compensation plan.

For purposes of the agreements, “cause” means (i) personal dishonesty; (ii) willful misconduct; (ii) incompetence; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform the executive’s stated duties; (vi) willful violation of law; (vii) conviction of, or plea of nolo contendere to a felony; or (viii) material breach of the agreement by the executive.  “Good reason” means (i) a reduction in the executive’s total annual cash compensation in an amount equal to 15% or more of the executive’s highest total annual cash compensation in any of the preceding three (3) calendar years, unless the reduction is part of a general, non-discriminatory reduction in base salary and/or bonus applicable to all similarly situated officers; (ii) a material reduction in the executive’s authority, duties or responsibilities; (iii) a relocation of the executive’s principal place of employment by more than 75 miles from the Bank’s main office in Derby; or (iv) failure by the Bank or the Company to obtain a written assumption of the agreement from any successor entity.

A “change in control” is defined in the agreements to include (i) a merger, consolidation or plan of share exchange which results in the shareholders of the Company owning less than a majority of the surviving company; (ii) the acquisition by any person or group of more than 50% of the Company’s voting stock; (iii) a sale of substantially all the assets of the Company or the Bank; (iv) liquidation or dissolution of the Company; and (v) a turnover during any two year period of a majority of the members of the Board, other than nominees approved by two-thirds vote of the directors in office at the beginning of the two year period.

The agreements have an initial three year term, with automatic three year renewals on each third anniversary unless notice of termination is provided by either party at least 30 days prior to a renewal date.  If a change in control occurs during the term, the agreements will renew automatically for a period of three years following the change in control.

The change in control agreements provide that if the excise tax on excess parachute payments under Internal Revenue Code Sections 280G and 4999 would be imposed, the executive’s severance benefit under the agreement will be reduced to a level at which the excise tax will not apply.

The executives will be subject to certain post-termination confidentiality and non-disparagement covenants.

The following table shows the lump sum cash payments that would be payable under the change in control agreements to the two covered executive officers who are named in the Summary Compensation Table, assuming the executive had experienced a qualifying termination of employment at the end of 2020.

Potential Payments Under Change in Control Agreements

Executive Officer	Severance Payment(1)
Kathryn M. Austin	$875,886
Louise M. Bonvechio	$548,746

(1) The amounts shown in the table are for illustrative purposes only, and are equal to two times the named executive officer’s highest total cash compensation (salary plus cash bonus) paid in any of the last three completed fiscal years.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed BerryDunn as the Company’s independent registered public accounting firm to audit Community Bancorp.’s consolidated financial statements for the year ending December 31, 2021. BerryDunn served as the Company’s independent auditors for 2020 and 2019 and also provided certain tax and other audit-related services in both years. See “Fees Paid to Independent Auditors” below. Representatives of BerryDunn are expected to attend the virtual annual meeting, and will be available to respond to appropriate questions and, if they desire, to make a statement.

Although neither Vermont law nor the Company’s bylaws requires the submission of the selection of the Company’s independent auditors to the shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to vote on whether to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BerryDunn as the Company’s independent registered public accounting firm for 2021. If the shareholders fail to ratify this appointment, the Audit Committee may reconsider whether to retain BerryDunn and may retain that firm or another firm without resubmitting the matter to the shareholders.

Pre-Approval Required for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the Company’s independent auditors, in order to ensure that the provision of such services does not impair the auditors’ independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee’s charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BerryDunn described under the captions below was pre-approved by the Audit Committee.

Fees Paid to Independent Auditors

The following table summarizes the fees billed for professional services rendered by BerryDunn for each of the last two calendar years:

	December 31,	December 31,
Fees	2020	2019
Audit Fees	$168,753	$184,501
Audit-Related Fees	3,104	3,592
Tax Fees	19,886	13,322
All Other Fees	0	0
Total	$191,743	$201,415

Audit Fees. The aggregate audit fees billed for professional services rendered by BerryDunn related to the audit of the Company’s annual financial statements included in each of the Company’s Forms 10-K, review of financial statements included in each of the Company’s Forms 10-Q and audit of the Company’s Retirement Savings Plan, for the years ended December 31, 2020 and 2019.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BerryDunn related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2020 and 2019. These services related to the application of accounting pronouncements.

Tax Fees. The aggregate tax fees billed for professional services rendered by BerryDunn related to tax compliance, tax advice and tax planning in the years ended December 31, 2020 and 2019. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements, tax planning and implementation of tax law changes.

All Other Fees. There were no other fees billed for services provided by BerryDunn, other than the services reported in the paragraphs above, in the years ended December 31, 2020 and 2019.

Vote Required

Ratification of the selection of BerryDunn as the Company’s independent auditors for the ensuing year will require that more votes be cast “FOR” than “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

ANNUAL REPORT

The Company’s Annual Report to Shareholders for the year ended December 31, 2020, containing the consolidated financial statements and the report of BerryDunn thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS

Bylaw Requirements for Shareholder Nominations and Other Proposals

A shareholder may make a nomination for director or present other matters for action from the floor at the annual meeting, under procedures specified in Section 2.13 of the Company’s bylaws, which requires that a shareholder provide timely advance written notice and specified information to the Company. In order for a shareholder to make a nomination or propose other business from the floor at the 2022 annual meeting, which is expected to be held on May 17, 2022, the shareholder must provide to the Company advance written notice of the proposed nomination or other business, containing all of the information specified in Section 2.13 of the bylaws, no earlier than November 15, 2021 and no later than January 18, 2022.

The required notice and information should be sent within the specified deadlines to the attention of the Corporate Secretary, Community Bancorp., 4811 US Route 5 Newport, Vermont 05855. The notice must include the following information about the shareholder and any associated persons, and, as applicable in the circumstances, the following information regarding any director nominee or other proposal:

Information Regarding the Proponent and Any Associated Person*

•	Name and address;
•	Class, series and number of shares of the Company’s capital stock held of record or beneficially owned;
•	Any derivative positions held of record or beneficially owned and information regarding any hedging transactions involving the Company’s capital stock;
•	Any material interest in the proposed business or nomination; and
•	A representation that the shareholder intends to be present at the meeting in person or by proxy to make the nomination or proposal.

Information Required for Director Nominations

•	Name and address of the nominee;
•	Description of all arrangements or understandings between the nominee and any other person (including the shareholder or any associated person of the shareholder) regarding the nomination;
•	All other information about the nominee that would be required to be included in the proxy materials filed under applicable rules of the SEC if the nominee had been nominated by the Board of Directors; and
•	A written consent of the nominee to serve as a director if properly nominated and elected.

Information Required for Other Business

•	A brief description of the proposal;
•	The reasons for making the proposal; and
•	Any direct or indirect interest of the shareholder or any associated person of the shareholder in making the proposal.

*	An associated person of a shareholder is any person directly or indirectly controlling or acting in concert with the shareholder, any beneficial owner of shares for which the shareholder is the record holder and any person controlling, controlled by or under common control with, the associated person.

The above description is merely a summary and is qualified in its entirety by reference to the full text of Section 2.13 of the bylaws. The Company’s Amended and Restated Bylaws are contained in Exhibit 99.1 to the Company’s current report on Form 8-K, filed with the SEC on July 21, 2020, and are available on the SEC’s website at https://www.sec.gov/edgar.shtml. A shareholder may also request a copy of the bylaws by contacting the Corporate Secretary or Assistant Corporate Secretary at the address or telephone number shown below under “VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE.”

The above process, which is governed by the Company’s bylaws, is in addition to, and separate from (i) the process contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee” for submitting names of possible director nominees for consideration by the Corporate Governance/Nominating Committee; and (ii) the process described below under “Inclusion of Shareholder Proposals in Company Proxy Materials,” which is governed by SEC Rules and which has an earlier notification deadline.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company’s proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. If timely notice has been given, the proxies would only be voted on the matter pursuant to the grant of discretionary authority in the proxy card if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. As required under the bylaws, in order to be considered timely for the 2022 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no earlier than November 15, 2021 and no later than January 18, 2022, the same advance notice period as described above for notice of proposals to be made from the floor at the annual meeting.

Inclusion of Shareholder Proposals in Company Proxy Materials

There is a separate process from that described above, with an earlier notification deadline, if a shareholder seeks to have his or her proposals included in the Company’s proxy materials for the 2022 annual meeting. That process is governed by SEC rules, and not exclusively by the Company’s bylaws. In order to be considered for inclusion in the Company’s proxy material for the 2022 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 8, 2021, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations. Proponents must also timely provide the information required under the bylaws, as described above.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Assistant Corporate Secretary, Community Bancorp., 4811 US Route 5 Newport, Vermont 05855.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2021 annual meeting other than the two proposals described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE

If you have any questions or require assistance with the voting process, contact either Assistant Corporate Secretary Melissa Tinker or Computershare. If you have questions regarding the titling of your share account(s), contact the Company’s stock transfer agent, Computershare. Contact information is:

Melissa Tinker, Assistant Corporate	Computershare Investor Services LLC
Secretary, Community Bancorp.	462 South 4th Street, Suite 1600
4811 US Route 5	Louisville, KY 40202
Newport, VT 05855	(800) 368-5948
(802) 334-7915	www.computershare.com
mtinker@communitynationalbank.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2021 Community Bancorp. Annual Meeting Proxy CardYour vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CMTV or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CMTVq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.1. Election of Five Directors to a Term that Expires at the 2024 Annual Meeting: For Withhold For Withhold For Withhold01 - Kathryn M. Austin 04 - Aminta K. Conant02 - Bruce L. Baker05 - Rosemary M. Lalime03 - David M. Bouffard2. TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BERRY DUNN AS THE COMPANY’S EXTERNAL AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.For Against AbstainB Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.03EHZC5 1 B V +

Important notice regarding the Internet availability of proxy materials for the 2021 Annual Meeting of Shareholders: The material is available at: www.envisionreports.com/CMTVYou may attend the virtual annual meeting, to be held through our online platform, at 2:00pm Eastern Time on Tuesday, May 18, 2021, by accessing the following website: www.meetingcenter.io/245408164 (password: CMTV2021) and entering the control number that can be found on the Shareholder Meeting Notice previously mailed to you.Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CMTVCommunity Bancorp.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for a Virtual Annual Meeting — Tuesday, May 18, 2021 Cindy Lague and Kimico Perry, or either of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of Community Bancorp. common stock held of record by the undersigned, with all the powers which the undersigned would possess if personally present, at the virtual Annual Meeting of Shareholders of Community Bancorp. to be held online at www.meetingcenter.io/245408164 (meeting password: CMTV2021) on Tuesday, May 18, 2021 at 2:00pm Eastern Time, and at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If this proxy is executed and returned but no voting directions are indicated, the Proxies will vote the shares represented by this proxy FOR the election of all director nominees and FOR proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)C Non-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below.+